Exhibit 99

CONSENT OF DR. NARASIMHULU NEELAGARU

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-3 (the “Registration Statement”) of HomeTrust Bancshares, Inc. (“HomeTrust Bancshares”), and all amendments thereto, as a person who is expected to become a director of HomeTrust Bancshares and HomeTrust Bank and consents to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Dr. Narasimhulu Neelagaru
Name:	Dr. Narasimhulu Neelagaru
Date:	March 16, 2023